EXHIBIT 5.8

[LETTERHEAD OF HERBERT SMITH LLP]

Angiotech Pharmaceuticals, Inc 1618 Station Street Vancouver British Columbia V6A 1B6 Canada	Herbert Smith LLP Exchange House Primrose Street London EC2A 2HS T +44 (0)20 7374 8000 F +44 (0)20 7374 0888 DX 28 www.herbertsmith.com Our ref 5092/2118/30863569 Your ref Date 8 March 2007

Dear Sirs

Guarantee by Surgical Specialties UK Holdings Limited of US$325,000,000 Senior Floating Rate Notes due 2013 of Angiotech Pharmaceuticals, Inc.

This opinion is given by Herbert Smith LLP which assumes liability for and is responsible for it. No individual owes or shall owe any duty of care to you for or in relation to this opinion.

1.	AGREEMENTS REFERRED TO IN THIS OPINION

1.1	We have acted as English legal advisers to Surgical Specialties UK Holdings Limited (the “Company”) (a company incorporated under the laws of England and Wales with registered number 05266856) in connection with the registration (the “Registration”), as contemplated in a Registration Statement on Forms F-10, F-4 and S-4 (the “Registration Statement”) proposed to be filed with the Securities and Exchange Commission on or about the date hereof under the Securities Act of 1933, as amended (the “Securities Act”) of: (a) US$325,000,000 principal amount of Senior Floating Rate Notes due 2013 (the “New Senior Notes”) of Angiotech Pharmaceuticals, Inc., a corporation incorporated under the laws of Canada (the “Parent Company”), issued in exchange for the Parent Company’s outstanding US$325,000,000 Senior Floating Rate Notes due 2013, pursuant to an Indenture, dated 11 December 2006 (the “Indenture”) entered into between the Parent Company, the subsidiaries of the Parent Company listed therein (including the Company and collectively, the “Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”); and (b) the Guarantees (defined below) of each of the Guarantors endorsed upon the New Senior Notes. In connection with the Registration Sullivan & Cromwell LLP acted throughout as primary advisors to the Parent Company.

Herbert Smith LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is regulated by the Law Society of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2HS. We use the word partner to refer to a member of Herbert Smith LLP, or an employee or consultant with equivalent standing and qualifications.

Date 8 March 2007 Letter To Angiotech Pharmaceuticals, Inc

2.	SCOPE OF THIS OPINION

2.1	We are solicitors qualified in England and Wales. We express no opinion as to any law other than English law as applied by English courts at the date of this opinion.

2.2	No opinion is expressed as to matters of fact.

2.3	We have not received instructions from any of the parties (the “Parties”) to the Guarantee or the New Senior Notes nor advised any of the Parties in connection with those documents or any related documents. In particular, but without affecting the generality of the foregoing sentence, we have not advised any of the Parties on the type, adequacy, nature and appropriateness of the interests, rights, obligations or remedies which may arise under those documents.

2.4	This opinion is governed by and shall be construed in accordance with English law and is given on condition that the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection herewith.

3.	DOCUMENTS WHICH WE HAVE EXAMINED AND ENQUIRIES WHICH WE HAVE MADE

3.1	We have examined and relied upon copies certified to our satisfaction of the following documents for the purposes of giving this opinion:

3.1.1	the Guarantee in the form to be executed by the Company and certified as at 8 March 2007 as being a true, complete and accurate copy by a Director of the Company (the “Guarantee”);

3.1.2	the Certificate of Incorporation and the Memorandum and Articles of Association of the Company certified as at 8 March 2007 as being true, complete and up to date copies by a Director of the Company (collectively the “Constitutional Documents”); and

3.1.3	a copy of the written resolution of the board of directors of the Company approving the execution and delivery by the Company of the Guarantee certified as at 8 March 2007 as being a true, complete and up to date copy by a Director of the Company.

3.2	On 8 March 2007, at 10:47 a.m. we carried out a search of the Companies House Direct service operated by the Registrar of Companies in England and Wales in respect of the Company.

3.3	On 8 March 2007, at 10:49 a.m. we made a telephone search of the Company of the Central Index of Winding-Up Petitions maintained by the Companies Court.

3.4	Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company or the Guarantee.

Date 8 March 2007 Letter To Angiotech Pharmaceuticals, Inc

4.	ASSUMPTIONS

4.1	This opinion is based upon the assumption (which may or may not be the case) that:

4.1.1	all documents (including copy documents) and all signatures and/or seals thereon are genuine;

4.1.2	all documents (including the Constitutional Documents) which we have reviewed are and remain up-to-date and effective and that no amendments have been made to such Constitutional Documents or the Guarantee;

4.1.3	the Guarantee will be duly executed on behalf of the Company by persons authorised by the written resolution of the board of directors of the Company referred to in paragraph 3.1.3 above and each party to the Guarantee other than the Company has the power and legal capacity to enter into, perform and exercise its rights under the Guarantee and the Guarantee will be duly executed in accordance with the laws applicable to such parties;

4.1.4	the Company, the other parties to the Guarantee and all other parties to documents relating to the New Senior Notes will all be solvent immediately after the execution and delivery of the Guarantee and such other documents and will not become insolvent as a result of entering into the arrangements contained in the Guarantee and such other documents and that the Company and the other parties to the Guarantee and such other documents have not entered into any composition or arrangement with their creditors (or any class of them);

4.1.5	no step has been taken to wind-up the Company, the Parent Company nor any party to any related agreement or to place any of them into administration and that no receiver has been appointed over or in respect of the assets of the Company, the Parent Company nor any party to any related agreement which (in any of these cases) has or have not been revealed by the searches referred to in paragraphs 3.2 or 3.3 above;

4.1.6	the written resolutions referred to in paragraph 3.1.3 above were validly passed and remain in full force and effect;

4.1.7	the public files, documentation and/or information available from the Registrar of Companies and the Central Index of Winding-Up Petitions are complete, accurate and up-to-date;

4.1.8	the Guarantee, the New Senior Notes and any related documents will be entered into by the Company for its legitimate purposes and that the entry into and performance of the Guarantee, the New Senior Notes and any related documents is in the commercial interests of the Company;

4.1.9	the Guarantee and the New Senior Notes will constitute legal, valid, binding and enforceable obligations of all of the parties thereto under all applicable laws and to the extent that any obligation thereunder is to be performed in any jurisdiction other than England, it will be valid, binding and enforceable and its performance will not be illegal under the laws of such jurisdiction;

Date 8 March 2007 Letter To Angiotech Pharmaceuticals, Inc

4.1.10	the Company will not, by reason of the transactions contemplated by the Guarantee, be in breach of any of its obligations under any agreement, licence, authorisation, consent or similar document;

4.1.11	no party to the Guarantee, the Parent Company nor any party to any related agreement is, or will be, engaging in misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the applicable documents which might render those documents or any transaction contemplated thereby or any associated activity illegal, void or voidable;

4.1.12	the operation of any applicable law (including, without limitation, the law of the State of New York or any other state or federal law in the United States of America) other than English law does not and will not:

(A)	alter, affect or prejudice the Guarantee to be given by the Company; or

(B)	imply any terms or obligations into the Guarantee or impose any obligations on the Company which would be contrary to public policy in England and Wales; and

4.1.13	the absence of any arrangements between any of the parties to the Guarantee, the New Senior Notes or any related agreement which modify or supersede any of the terms of the Guarantee.

5.	OPINION

5.1	Subject to the assumptions contained in paragraph 4 and the qualifications contained in paragraph 6 and to matters not disclosed to us, it is our opinion that:

5.1.1	Status: the Company is a company duly incorporated with limited liability under English law;

5.1.2	Capacity: the Company has the power and legal capacity to enter into and perform its obligations under the Indenture, the New Senior Notes and the Guarantee and the execution and performance of the Guarantee will not contravene its Constitutional Documents;

5.1.3	Authority: the Company has taken all necessary corporate actions to authorise the execution, performance and delivery of the Indenture, the New Senior Notes and the Guarantee; and

5.1.4	Validity: when the New Senior Notes and the Guarantee and any other guarantee in relation to the New Senior Notes have been duly executed, issued and authenticated in accordance with the provisions of the applicable documents, there is no reason, so far as English law is concerned, why the Indenture, the New Senior Notes and the Guarantee should not constitute valid, legally binding and enforceable obligations of the Guarantor.

6.	QUALIFICATIONS

6.1	This opinion is subject to the qualifications contained in this section.

Date 8 March 2007 Letter To Angiotech Pharmaceuticals, Inc

6.2	The records of the Registrar of Companies and the Central Index of Winding-Up Petitions may not be complete or up-to-date. In particular, the Central Index of Winding-Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London.

6.3	This opinion is subject to all insolvency and other laws affecting the rights of creditors (whether secured or unsecured) generally. In particular, the statements in this opinion are not an analysis of the provisions of English law which deal with the enforcement of security. Appropriate legal advice should be taken at the time of enforcement of the Guarantee.

6.4	We express no opinion as to the existence of equities, rights of set-off, counterclaims, liens, charges and encumbrances which are not registered in England and Wales and which may have arisen and not been so registered.

6.5	Any provision of the Guarantee which confers, or purports to confer or waives a right of set-off or similar right may be ineffective.

6.6	An opinion that the obligations of a person constitute legal, valid, binding and enforceable obligations means that the obligations are of a type and form generally found to be legal, valid, binding and enforceable by the English courts. It is not, however, certain that each or any obligation within a document will necessarily be legal, valid or binding or will be enforced in all circumstances in accordance with its terms since the existence, effect and enforcement of legal obligations is subject to principles of law, equity, court discretion, issues of public policy and procedure of general application. In addition equitable remedies, such as specific performance and injunctions, are within the discretion of the court and therefore an English court may make an award of damages if it considers this an adequate remedy for breach of legal obligations and not to require specific performance or grant an injunction in such circumstances. Further:

6.6.1	claims may become time-barred;

6.6.2	enforcement of rights and obligations may become frustrated;

6.6.3	claims may be subject to defences of set-off or counterclaim;

6.6.4	a failure or delay to exercise a right may constitute a waiver of that right;

6.6.5	an indemnity for costs of litigation may not be effective;

6.6.6	any terms excluding or limiting the duties owed by or the liability of any person may be void if and to the extent they do not satisfy the relevant tests of reasonableness or fairness imposed by law and will be construed strictly;

6.6.7	an obligation to negotiate or enter into further agreements may not be enforceable;

6.6.8	an English court may choose not to treat any certificate or determination as being conclusive;

6.6.9	the severance of any invalid or illegal provision and the continued effect of any other obligations will be determined by an English court, at its discretion;

Date 8 March 2007 Letter To Angiotech Pharmaceuticals, Inc

6.6.10	any discretion or determination may be required to be exercised or made in a timely manner, reasonably and/or in good faith whether or not there is any express obligation to do so;

6.6.11	obligations to pay default interest or specified or liquidated damages may be unenforceable as a penalty;

6.6.12	notwithstanding any term to the contrary in any document, agreements may be amended orally or by a course of conduct of the parties;

6.6.13	a contract may not be binding if the consideration given for the benefit of a promise is not for valuable consideration or is past consideration;

6.6.14	if a provision lacks certainty it may not be contractually binding;

6.6.15	an English court may choose not to enforce or recognise as binding an agreement if it creates obligations which are incompatible with English public policy;

6.6.16	in certain circumstances exclusive jurisdiction may be granted to the courts of a particular country in relation to specified proceedings and in such cases the English courts would decline jurisdiction;

6.6.17	obligations to pay amounts (in addition to principal and accrued interest) which are payable on and by reason of repayment or prepayment of debt obligations may be unenforceable as a penalty;

6.6.18	any right to apply payments in a specific order may not be effective if a person, in making payment, specifies a contrary order of application;

6.6.19	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contact by a misrepresentation and the English courts will generally not enforce an obligation if there has been fraud;

6.6.20	whilst an English court has power to give judgment in a currency other than pounds sterling, it has the discretion to decline to do so;

6.6.21	any agreement which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any person may be ineffective;

6.6.22	an indemnity in respect of stamp duty may be void;

6.6.23	a contract may be void for mistake;

6.6.24	any transfer of, or payment in respect of, the Guarantee involving the government of any country which is currently the subject of United Nations sanctions, any persons or body resident in, incorporated in or constituted under the laws of any such country or exercising public functions in any such country or any person or body controlled by any of the foregoing or by any person acting on behalf of any of the foregoing may be subject to restrictions pursuant to such sanctions as implemented in English law;

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6.6.25	we express no opinion as to any purported obligation under the Guarantee in favour of any person who is not a party thereto or who is expressed on the face thereof to be a third party beneficiary; and

6.6.26	that in any proceedings before English Courts with respect to either the Guarantee or the New Senior Notes satisfactory evidence of the laws of the State of New York (by which either the Guarantee or the New Senior Notes is expressed to be governed) which is required to be pleaded and proved as a fact in such proceedings, could and would be so pleaded and proved.

6.7	We express no opinion as to the existence of equities, rights of set-off, counterclaims, liens, charges and encumbrances which are not registrable in England and Wales and which may have arisen and not been so registered.

6.8	An agreement which is entered into in consequence of an unlawful communication may be unenforceable pursuant to the Financial Services and Markets Act 2000.

6.9	We express no opinion as to the tax treatment of the Guarantee or the transactions contemplated thereby.

6.10	As regards the enforcement of a foreign judgment in the English courts:

6.10.1	it will be subject to the appropriate procedural requirements relating to the enforcement of foreign judgments being taken to enable such judgment to be enforced;

6.10.2	only final and conclusive judgment for a debt or definite sum of money are capable of being enforced;

6.10.3	the English courts will not normally re-examine the merits of a judgement of the courts of the State of New York, although such a judgment might, nonetheless, not be recognised and/or enforced by the English courts if it is impeachable on the grounds of (i) fraud, (ii) being a judgment opposed to natural justice, (iii) being a judgment contrary to English public policy; or (iv) the foreign courts not having jurisdiction according to the English rules of the conflict of laws;

6.10.4	the English courts may not entertain an action for the enforcement (directly or indirectly) of a foreign penal or revenue law (including in respect of tax or similar charges) or public law, nor will they enforce a foreign judgment for multiple damages or a judgment based on provisions specified by the Secretary of State as concerned with the prohibition of restrictive trade practices; and

6.10.5	whilst the pendency of an appeal does not mean a judgment is not final or conclusive, the English courts may stay execution pending a possible appeal.

7.	ADDRESSEES

This opinion is addressed to you personally and is provided solely in connection with the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act to register the New Senior Notes. It may not be relied upon (or disclosed to)

Date 8 March 2007 Letter To Angiotech Pharmaceuticals, Inc

or communicated to any other person or for any other purpose, or quoted or referred to in any public document, or filed with any governmental agency or other person, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement as the provider of this opinion. In giving such consent, we do not thereby admit any duty, responsibility or liability to any other person other than you.

Yours faithfully,

/s/    HERBERT SMITH

Herbert Smith LLP